CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 24, 2017, relating to the financial statements and financial highlights, which appears in the December 31, 2016 Annual Report on Form N-CSR of Security Capital U.S. Core Real Estate Securities Fund (a series of JPMorgan Trust I). We also consent to the references to us under the headings “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

April 27, 2017